ARCHER INVESTMENT SERIES TRUST

AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT, dated as of the 19th day of May, 2016 to the Custody Agreement, dated as of January 21, 2009 (the "Agreement"), is entered into by and between ARCHER INVESTMENT SERIES TRUST, an Ohio business trust (the “Trust”), and THE HUNTINGTON NATIONAL BANK, a national bank organized under the laws of the United States (the “Custodian” or “Bank”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Appendix B to the Agreement to add a Fund; and

WHEREAS, the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Appendix B of the Agreement is hereby superseded and replaced with Amended Appendix B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARCHER INVESTMENT SERIES TRUST

THE HUNTINGTON NATIONAL BANK

By: /s/ Troy C. Patton

By: /s/ Kevin Speert

Troy C. Patton, Trustee

Kevin Speert, Vice President

Dated:

May 19, 2016

Dated: August 22, 2016

AMENDED APPENDIX B TO THE CUSTODY AGREEMENT

ARCHER INVESTMENT SERIES TRUST

Series of the Trust

Archer Balanced Fund

Archer Income Fund

Archer Stock Fund

Archer Dividend Growth Fund